                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-15745

                       AMERICAN CABLE TV INVESTORS 4, LTD.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         9197 S. Peoria Street
         Englewood, Colorado  80112                   (720) 875-4000
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      120,005 Limited Partnership Units Sold to Investors at $500 per Unit
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [x]     Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)     [ ]

         Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, American Cable TV Investors 4, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 11, 2000                  By: /s/ Leo Stegman
      ------------                      -------------------------------
                                        Leo Stegman
                                        Vice President and Controller